Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Grupo Aval Acciones y Valores, S.A.

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Ltda.

KPMG Ltda.

Bogota D.C., Colombia
July 26, 2013